Exhibit 99.1

BioTime Announces Non-Binding Letter of Intent with Geron Regarding Stem Cell Assets

ALAMEDA, Calif.--(BUSINESS WIRE)--November 15, 2012--BioTime, Inc. (NYSE MKT: BTX) and its recently formed subsidiary BioTime Acquisition Corporation (BAC) jointly announced today that they have entered into a non-binding letter of intent (LOI) with Geron Corporation. The LOI contains broad terms of a potential transaction through which Geron would contribute to BAC its intellectual property and other assets related to Geron’s discontinued human embryonic stem cell programs. BioTime would contribute to BAC $5 million in cash, $30 million of BioTime common shares, warrants to purchase eight (8) million common shares of BioTime at a pre-specified price, rights to use certain human embryonic stem cell lines, and minority stakes in two of BioTime’s subsidiaries. In addition, a private investor would invest $5 million in cash in BAC.

Following consummation of the potential transaction, Geron stockholders would receive shares representing 21.4% of the common stock of BAC as well as warrants to purchase 8 million shares of BioTime common stock at a pre-specified price. BioTime would own approximately 71.6%, and a private investor would own approximately 7.0% of the outstanding BAC common stock for their $5 million investment. BioTime would also receive warrants that would enable it to increase its ownership in BAC by approximately 2%, which would reduce the Geron stockholders’ ownership in BAC to 19.2%. BAC would also be committed to pay to Geron royalties on the sale of products that are commercialized in reliance upon Geron patents acquired by BAC.

The LOI is not a binding agreement to complete the transaction. Consummation of the transaction is necessarily subject to entering into a definitive agreement between the parties containing terms and conditions yet to be negotiated.

Kaye Scholer LLP and Thompson, Welch, Soroko & Gilbert LLP are acting as legal counsel to BioTime in connection with the acquisition of Geron’s stem cell assets.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the fields of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, and is developing an integrated database suite to complement GeneCards® that will also include the LifeMap™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap will also market BioTime research products. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

About BioTime Acquisition Corporation

BioTime Acquisition Corporation is a newly formed wholly owned subsidiary of BioTime, Inc., through which BioTime plans to pursue opportunities and acquire assets and businesses in the fields of stem cells and regenerative medicine.

This communication is not an offer to sell any securities or a solicitation of any vote or approval and BioTime and BAC are not offering to sell, or soliciting an offer to buy, any securities in any state where the offer or sale is not permitted.

This communication is for informational purposes only and does not constitute an offer to sell any shares of BAC common stock or warrants or any BioTime common stock or warrants or a solicitation of any vote or approval, nor is it a substitute for a prospectus/proxy statement that may be included in a registration statement that may be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act with respect to the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ANY PROSPECTUS/PROXY STATEMENT FOR THE TRANSACTION AND ALL OTHER RELEVANT DOCUMENTS THAT BIOTIME OR BAC MAY FILE WITH THE SEC, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. All documents referred to above, if filed by BioTime or BAC, will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to BioTime’s Chief Financial Officer at 1301 Harbor Bay Parkway, Alameda, California 94502 or pgarcia@biotimemail.com.

BioTime Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime or BAC, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime or BAC, particularly those mentioned in cautionary statements that are found in public filings with the Securities and Exchange Commission, and other filings that BioTime or BAC may make with the Securities and Exchange Commission. BioTime and BAC each disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390, ext 367
Chief Financial Officer
pgarcia@biotimemail.com
or
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com